Exhibit 10.16

ESCROW AGREEMENT

                 ESCROW AGREEMENT, made this 12th day of September, 2012, by and among Bonanza Goldfields Corporation, a Nevada corporation, and Choice Capital Group, a division of U.S. Telechoice, Inc., a Colorado corporation and Online Transfer (the "Escrow Agent").

WHEREAS, CCG is an intermediary and transaction facilitator and Bonanza is in the business of extraction of precious metals; and,

WHEREAS, CCG and BONANZA wish to work collaboratively to secure a transaction with Prospect; and,

WHEREAS, CCG has been provided certain preliminary information about Prospect that has established a good faith understanding and belief that Prospect’s proprietary technology is legitimate and effective; and,

WHEREAS, as a condition to closing the proposed facilitated transaction ("Proposed Transaction"), BONANZA has agreed to deposit an aggregate of 20,000,000 shares of Common Stock of BONANZA, in escrow with the Escrow Agent (the "Escrow Shares"); and

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, terms and conditions hereinafter set forth, the parties hereto hereby agree as follows

Section 1.  Designation and Deposit of Escrow Shares.

a.	The Escrow Shares of the Company to be deposited in escrow pursuant to this Agreement consist of 20,000,000 shares of restricted Common Stock and are owned of record by BONANZA.

b.	Within seven (7) days of the initiation of negotiations by and between BONANZA and PROSPECT (or such reasonable amount of time sufficient for BONANZA to meet all legal requirements associated with filings and stock transfers not to exceed thirty (30) days without written explanation) and full implementation of PROSPECT’s proprietary gold extraction technology, BONANZA shall transfer and deliver to the Escrow Agent any and all certificates representing the Escrow Shares and a stock power endorsed in blank as well as a copy of the Testing Memorandum defined below.

Section 1.5 Definitions

a.	Testing Memorandum: for purposes of this Agreement “testing memorandum” shall mean that written document evidencing agreement by and between BONANZA and PROSPECT to test PROSPECT’S proprietary methodologies in connection with BONANZA’S mineral bearing property.

b.
Cooperative Agreement: for purposes of this Agreement “cooperative agreement” shall mean that written document containing terms and conditions which governs a business arrangement by and between BONANZA and PROSPECT (and/or their heirs, successors and assigns) to commercially utilize PROSPECT’S proprietary extraction technology and methods to extract valuable minerals from the ground.

c.	Full implementation of PROSPECT’S gold extraction technology into BONANZA’S manufacturing process.

Section 2.  Title of Escrow Account.  All certificates representing the Escrow Shares delivered to the Escrow Agent pursuant to this Agreement shall be deposited by the Escrow Agent in an account designated substantially as follows: "Bonanza/CCG Stock Certificate Escrow Account" (the "Escrow Account").

Section 3.  Transfer of Escrow Shares During Escrow Period.

a.	During the Escrow Period (hereinafter defined) none of the Escrow Shares deposited in the Escrow Account shall be sold, pledged, hypothecated or otherwise transferred or delivered out of the Escrow Account except as follows:

i.            Transfers by operation of law occasioned by the death or incapacity of the beneficiaries hereunder shall be recorded upon presentation to BONANZA by the personal representative or guardian of a deceased or incapacitated beneficiary of appropriate documents regarding the necessity for transfer and of which transfer BONANZA has notified the Escrow Agent.

b.	During the Escrow Period all Stockholders, Prospective Stockholders and owners of the Escrow Shares, certificates for which have been deposited to the Escrow Account, shall remain subject to the restrictions imposed hereby, including those persons, if any, who become holders, by any means provided herein, of the Escrow Shares during the Escrow Period.

Section 4.  Duration of Escrow Period.

a.
The Escrow Period shall commence upon receipt of the written Testing Memorandum reflecting initiation of negotiations by and between BONANZA and PROSPECT to conclude a Testing Agreement and deposit of the Escrow Shares by BONANZA.

b.	The Escrow Period shall terminate either

i.   upon disbursement of the Escrow Shares; or

c.
Reversal of shares out of Escrow and back to BONANZA shall occur only if either testing results are not deemed adequate by BONANZA or if the PROSPECT’S proprietary process cannot be implemented into BONANZA’S gold processing system or if a final business agreement is not reached between BONANZA and PROSPECT.

d.	This Agreement shall be of no force or effect in the event the Cooperative Agreement is not executed by both parties in accordance with its terms.

Section 5.  Receipt of Distributions and Dividends.  During the term of the Escrow Period, if BONAZA issues any distributions, dividends, rights or other property with respect to the Common Stock, or in the event of a share split, recapitalization, merger, acquisition, spinoff or other transaction affecting the capitalization of BONANZA then, in such event, BONANZA shall be authorized to send evidence of such distributions, dividends, rights, share certificates or other property directly to the Escrow Agent, which is hereby authorized to hold and retain possession of all such evidences of distributions, dividends, rights or other property until termination of the Escrow Period.  In the event the Escrow Shares are distributed pursuant to Section 4(b)(i), then the Escrow Agent will distribute evidences of such distributions, dividends, rights, Common Stock or other property in the form the Escrow Agent received such distributions, dividends, rights, Common Stock or other property from BONANZA to the beneficiaries.  In the event the Escrow Period terminates pursuant to Section 4(b)(ii), the Escrow Agent is hereby authorized, empowered and instructed to deliver all such evidences of distributions, dividends, rights, Common Stock or other property to BONANZA, which is hereby authorized to cancel the same on the books of the Company at the time of receipt thereof from the Escrow Agent.

Section 6.  Release and Delivery of Escrow Shares.

Shares of the Escrow Stock shall be released upon receipt by Escrow Agent upon full implementation of PROSPECT’s proprietary gold extraction technology and a signed business agreement utilizing the PROSPECT’s gold extraction technology between PROSPECT and BONANZA, in the following amounts:

A.	___________________ shares which shall be released to PROSPECT

B.	___________________ shares which shall be released to CCG

Section 7.  Voting Rights.  During the Escrow Period, neither the Prospective Stockholder(s), nor any transferee receiving all or a portion of the Escrow Shares herein, shall have the right to vote the Escrow Shares in the Escrow Account.

Section 8.  Limitation of Liability of Escrow Agent.  In acting pursuant to this Agreement, the Escrow Agent shall be protected fully in every reasonable exercise of its discretion and shall have no obligation hereunder to either the Stockholders or to any other party except as expressly set forth herein.  In performing any of its duties hereunder, the Escrow Agent shall not incur any liability to any person for any damages, losses or expenses, except for willful default or negligence and it shall, accordingly, not incur any such liability with respect to (1) any action taken or omitted in good faith upon advice of its counsel, counsel for the Company or counsel for the Representative given with respect to any question relating to the duties and responsibilities of the Escrow Agent under this Agreement, and (2) any action taken or omitted in reliance upon any instrument, including written notices provided for herein, not only to its due execution and validity and effectiveness of its provisions, but also to the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed and presented by a proper person or persons and to be in compliance with the provisions of this Agreement.

Section 9.  Indemnification.  BONANZA, CCG and PROSPECT shall indemnify and hold harmless the Escrow Agent against any and all losses, claims, damages, liabilities and expenses, including reasonable costs of investigation and counsel fees and disbursements, which may be imposed upon the Escrow Agent or incurred by the Escrow Agent in connection with its acceptance of appointment as Escrow Agent or the performance of its duties hereunder, including any litigation arising from this Agreement or involving the subject matter hereof.

Section 10. Payment of Fees.  The Company shall be responsible for all reasonable fees and expenses of the Escrow Agent incurred by it in the course of performing hereunder.

Section 11. Change of Escrow Agent.  In the event the Escrow Agent notifies BONANZA and CCG that its acceptance of the duties of Escrow Agent has been terminated by the Escrow Agent, or in the event the Escrow Agent files for protection under the United States Bankruptcy Code or is liquidated or ceases operations for any reason, BONANZA and CCG shall have the right to jointly designate a replacement Escrow Agent who shall succeed to the rights and duties of the Escrow Agent hereunder.  Any such replacement Escrow Agent shall be a trust or stock transfer company experienced in stock transfer, escrow and related matters and shall have a minimum net worth of $1 million.  Upon appointment of such successor Escrow Agent, the Escrow Agent shall be discharged from all duties and responsibilities hereunder.

Section 12. Notices.  All notices, demands or requests required or authorized hereunder shall be deemed given sufficiently if in writing and sent by registered mail or certified mail, return receipt requested and postage prepaid, the address as set forth in the records of the Escrow Agent;

In the case of the BONANZA to:

With a copy to:

In the case of the Escrow Agent to:

In the case of the CCG to:

Christopher N. Dilapo
Choice Capital Group
284 S. Larkspur Drive
Castle Rock, CO 80104

With a copy to:

W. Dru Brunson, Esq.
284 S. Larkspur Drive
Castle Rock, CO 80104

Section 13. Counterparts.  This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same Agreement.  Facsimile signatures shall be accepted by the parties hereto as original signatures for all purposes.

Section 14. Governing Law.  The validity, interpretation and construction of this Agreement and of each part hereof shall be governed by the laws of the State of Arizona.

                 IN WITNESS WHEREOF, BONANZA, CCG AND PROSPECT and the Escrow Agent have executed this Escrow Agreement on the date above written.

ONLINE TRANSFER

___________________________________

By:

Title:

BONANZA GOLDFIELDS CORPORATION

/s/ Michael Stojaeljevich
By:	Michael Stojaeljevich
Title:	President and CEO
Bonanza Goldfields Corp.
9-12-12

CHOICE CAPITAL GROUP, a division of U.S. TELECHOICE, INC.

___________________________________

By: Christopher N. Dilapo

Title:  President